Exhibit 99.1

Allied Capital Announces Stockholder Approval of Merger with Ares Capital

March 26, 2010 –– Washington, DC ––Allied Capital Corporation (NYSE: ALD) announced today that its stockholders have approved the merger of Allied Capital and ARCC Odyssey Corp., a wholly owned subsidiary of Ares Capital Corporation, and the Agreement and Plan of Merger dated as of October 26, 2009 by the required affirmative vote of the holders of at least two-thirds of the outstanding shares of Allied Capital common stock. Immediately following the merger with ARCC Odyssey Corp., Allied Capital will merge with and into Ares Capital, with Ares Capital as the surviving company. The vote was taken at today’s Special Meeting of Stockholders.

Following the special meeting, Allied Capital’s Board of Directors declared a special dividend of $0.20 per share payable to Allied Capital stockholders of record on today’s date. The dividend will be funded at the closing of the merger and disbursed promptly afterwards. It is important to note that the dividend reinvestment plan will not apply to this special dividend and stockholders will receive such dividend in cash.

Allied Capital anticipates the closing of the merger to take place on or around April 1, 2010, subject to the satisfactory completion, or waiver where legally permissible, of final closing conditions.

In connection with the merger, a request was submitted on behalf of Allied Capital to the New York Stock Exchange for withdrawal of the listing of its common stock. Allied Capital’s proposed delisting is contingent on, among other conditions, the closing of the merger. To effect the delisting, the New York Stock Exchange will file a Form 25 with the Securities and Exchange Commission.

About Allied Capital Corporation

Allied Capital (NYSE: ALD) is a business development company (BDC) that is regulated under the Investment Company Act of 1940. Allied Capital invests long-term debt and equity capital in middle market businesses nationwide. Founded in 1958 and operating as a public company since 1960, Allied Capital has been investing in the U.S. entrepreneurial economy for over 50 years. Allied Capital has a diverse portfolio of investments in 77 companies across a variety of industries. For more information, please visit www.alliedcapital.com, call Allied Capital investor relations toll-free at (888) 818-5298, or e-mail us at ir@alliedcapital.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the future performance or financial condition of Allied Capital or Ares Capital or the combined company following the merger. Allied Capital cautions readers that any forward-looking information is not a guarantee of future performance, condition or results and involves a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger, including, among others, future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. Factors that may affect future results and condition are described in Ares Capital’s and Allied Capital’s filings with the SEC, each of which is available at the SEC’s web site http://www.sec.gov or http://www.arescapitalcorp.com or http://www.alliedcapital.com, respectively. Allied Capital disclaims any obligation to update and revise statements made herein based on new information or otherwise.

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